As filed with the Securities and Exchange Commission on June 9, 1998
                                               Registration 33-89194

                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549
                          POST-EFFECTIVE AMENDMENT NO. 3
                                        TO
                                     FORM SB-2
                                        ON
                                     FORM S-3
                               REGISTRATION STATEMENT
                                       Under
                             THE SECURITIES ACT OF 1933


                                    MVSI, INC.
             (Exact name of Registrant as specified in its charter)

               Delaware                           54-1707718
(State or other jurisdiction of
incorporation or organization)                 (IRS employer
                                            identification number)

                         8133 Leesburg Pike, Suite 750
                             Vienna, Virginia 22182
                                  (703) 356-5353
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


                Paul W. Richter, President, Chief Operating Officer &
                            Director of Legal Affairs
                                  MVSI, INC.
                        8133 Leesburg Pike, Suite 750
                           Vienna, Virginia 22182
                                 (703) 356-5353
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to public:
As soon as practicable after the Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis, pursuant to Rule 415 under the Securities Act of 1933, check the following box: x

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering: [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ].

THE REGISTRANT HEREBY AMENDS THIS POST-EFFECTIVE AMENDMENT TO THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS POST EFFECTIVE AMENDMENT TO THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL
THE POST-EFFECTIVE AMENDMENT TO THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.


                          EXPLANATORY NOTE

This Post Effective Amendment No. 3 to the Registration Statement on Form
SB-2 on Form S-3 is being filed solely to correct a typographical error in the section entitled "Prospectus Summary. Recent Developments: Status of Underwriters' Purchase Option" in the Post-Effective Amendment No. 2 to the Form SB-2 Registration Statement on Form S-3 (File No. 33-89194), which was filed by the Registrant with the Commission on November 13, 1997.
The corrected section is set forth in its entirety below. The applicable filing fees have been previously paid.


                              PROSPECTUS SUMMARY

                              Recent Developments

    Status of Underwriters' Purchase Option. Pursuant to the Offering, the lead underwriter, Stratton Oakmont, Inc. of Lake Success, New York
(the "IPO Underwriter"), was issued an Underwriters' Purchase Option to purchase 180,000 of the Company's Units, each Unit consisting of two (2) shares of Common Stock and two Class A Warrants, which Units have not been exercised as of the date of this Prospectus.

    The IPO Underwriter was expelled from the securities industry by the National Association of Securities Dealers, Inc. ("NASD") on
December 5, 1996. On or about January 24, 1997, the IPO Underwriter sought protection from creditors by filing a petition under Chapter XI of the U.S. Bankruptcy Code (Case Number 97-40501) (the "Bankruptcy Case") in the United States Bankruptcy Court for the Southern District of
New York (Manhattan Division) (the "Bankruptcy Court"). Subsequent to the filing of the petition, the Bankruptcy Court approved a motion by the Securities Investor Protection Corporation to appoint a Trustee for the IPO Underwriter in the Bankruptcy Case to liquidate certain of the IPO Underwriters' assets under the Securities Investor Protection Act of 1970 and U.S. Bankruptcy Code.

    As a result of the aforementioned and pending bankruptcy proceedings involving the IPO Underwriter, and the assertion of third party ownership claims to the Underwriters' Purchase Option, the Company is uncertain about the current ownership of the Underwriters' Purchase Option and believes that the U.S Bankruptcy Code prevents the redemption of the Class A Warrants underlying the Underwriters' Purchase Option at this time. Therefore, the Company is uncertain as of the date of this Prospectus when and if it would be able to redeem the Class A
Warrants underlying the Underwriters' Purchase Option. On November 12, 1997, the Company sent a letter to the Trustee for the Bankruptcy
Case, to notify the Trustee of the existence of the Underwriters' Purchase Option. Once the legal ownership is determined, the owner could decide to exercise the Underwriters' Purchase Option by paying the Company
$11.55 per Unit, aggregating $2,079,000 plus an additional $6.60 per share of Common Stock that would be issued in lieu of the 360,000
Class A Warrants underlying the Underwriters' Purchase Option, which entitlement to purchase would remain effective until August 14, 2000.


                                  PART TWO
                   INFORMATION NOT REQUIRED IN PROSPECTUS

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Virginia on June 8, 1998.

Date 6/5/98				By:  /s/  PAUL W. RICHTER
                  Paul W. Richter, Director, President and
                  Chief Operating Officer


                                 MVSI, INC.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature            Title                             Date

/s/  EDWARD RATKOVICH                                  6/8/98

Edward Ratkovich     Chairman of the
                     Board and
                     Chief Executive Officer

/s/ PAUL W. RICHTER

Paul W. Richter       President, Chief Operating Officer
                      and Director				 6/8/98

/s/ MARK J. MCKNIGHT

Mark J. McKnight,     Chief Financial Officer,
                      Controller and
                      Secretary                      	6/8/98


/s/EDWARD P. ROBERTS

Edward P. Roberts                Director             6/8/98


/s/ CLIVE G. WHITTENBURY,       Director

Clive G. Whittenbury, Ph.D.                           6/8/98


/s/ ABBAS FATHI

Abbas Fathi                      Director             6/8/98